Exhibit 8.1

Trend Micro Subsidiaries

1.	Trend Micro Incorporated

(Taiwan)

2.	Trend Micro Inc.

(U.S.A.)

3.	Trend Micro Korea Inc.

(South Korea)

4.	Trend Micro Italy S.r.l.

(Italy)

5.	Trend Micro Deutschland Gmbh

(Germany)

6.	Trend Micro Australia Pty. Ltd.

(Australia)

7.	Trend Micro do Brasil Ltda.

(Brazil)

8.	Trend Micro France

(France)

9.	Trend Micro Hong Kong Limited

(China)

10.	Trend Micro Latinoamerica S.A.de C.V.

(Mexico)

11.	Trend Micro (UK) Limited

(United Kingdom)

12.	Trend Micro (China) Incorporated

(China)

13.	Servicentro TMLA S.A.de C.V.

(Mexico)

14.	Trend Micro (EMEA) Limited

(Ireland)

15.	Trend Micro (Singapore) Private Limited

(Singapore)

16.	Trend Micro (NZ) Limited

(New Zealand)

17.	Trend Micro Malaysia Sdn.Bhd

(Malaysia)

18.	Trend Micro (Thailand) Limited

(Thailand)

19.	Trend Micro India Private Limited

(India)